Exhibit 10(llll)

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”), dated as of December 14, 2005, is made and entered into by and between Kim D. Thorpe (“Thorpe’) and FPIC Insurance Group, Inc. (the “Parent”) and its subsidiaries, affiliates, successors, assigns, officers, directors and employees (collectively with the Parent, the “FPIC Group”).

RECITALS

WHEREAS, Thorpe currently serves in the following positions (collectively, “Officer and Director Positions”): Executive Vice President and Chief Financial Officer of the Parent; and various positions as an officer, director and/or trustee of various other entities included in the FPIC Group and various employee benefit plans and trusts for FPIC Group employees;

WHEREAS, Thorpe and the Parent are parties to an Employment Agreement, originally entered into November 22, 1999, amended from time to time prior to the date hereof (as so amended, the “Employment Agreement”); and

WHEREAS, the parties agree that Thorpe’s employment with the Parent and his various positions with the FPIC Group will continue temporarily and then terminate as set forth in this Agreement notwithstanding the terms of the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual undertakings and agreements set forth herein, the parties agree as follows:

1.  Resignation from Officer and Director Positions. Thorpe hereby resigns from all Officer and Director Positions, effective 5:00 p.m. on December 31, 2005.

2.  Separation from Employment. Thorpe and FPIC agree that notwithstanding Thorpe’s resignation from Officer and Director Positions, Thorpe will continue as a non-officer employee of Parent until 5:00 p.m. on March 31, 2006. As an employee from January 1, 2006, to March 31, 2006 (the “Separation Date”), Thorpe will use reasonable efforts to effect a smooth transition of Thorpe’s duties as Chief Financial Officer of the Parent to Thorpe’s successor as Chief Financial Officer of the Parent and will advise and assist his successor as well as other senior officers of the Parent and other members of the FPIC Group with respect to the preparation and issuance of financial statements and reports with respect to the FPIC Group’s business activities for the year ending December 31, 2005.

3.  Release of FPIC by Thorpe. Except as specifically set forth in this Agreement, effective as of the “Effective Date” as defined in Section 12 of this Agreement, Thorpe, on behalf of himself and his respective heirs, legal representatives, fiduciaries, agents, attorneys, successors and assigns, hereby releases and forever discharges the FPIC Group and the FPIC Group’s agents, attorneys, insurers and reinsurers (the “FPIC Releasees”) from all actions, causes of action, suits, debts, claims, sums of money, contracts and/or contract obligations (except as specifically set forth in this Agreement), controversies, promises, damages, judgments, and demands whatsoever, in law or equity, state, federal or local, against the FPIC Releasees that he (and his respective heirs, legal representatives, successors and assigns) ever had, now has or hereafter can, shall or may have against the FPIC Releasees relating to his employment with FPIC or his separation therefrom, and to the Officer and Director Positions and his resignation therefrom, from the beginning of time to the “Effective Date” as defined in Section 12 of this Agreement, including, but not limited to:

a.  the Civil Rights Acts of 1964 (as amended); the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Equal Pay Act of 1963; and the Employee Retirement Security Act of 1964, as amended;

b.  the laws of the State of Florida concerning wages, employment and discharge; any City of Jacksonville employment laws; or any other law, rule, regulation or ordinance pertaining to employment, terms and conditions of employment, or termination of employment;

c.  claims arising out of any legal restrictions of the right to terminate the FPIC Group’s employees, such as wrongful or unlawful discharge or related causes of action;

d.  intentional infliction of emotional distress or any other tortious conduct;

e.  violations of any contract or promise, express or implied;

f.  claims to payments or benefits under any employment, severance, or other employment-related agreement; and/or

g.  state or federal whistleblowers or similar acts.

4.  Release of Thorpe by the FPIC Group. Except as specifically set forth in this Agreement, effective as of the “Effective Date” as defined in Section 12 of this Agreement, the Parent, on behalf of itself and the other members of the FPIC Group, hereby releases and forever discharges Thorpe and his respective heirs, legal representatives, agents, attorneys, successors and assigns from all actions, causes of action, suits, debts, claims, sums of money, contracts and/or contract obligations (except as specifically set forth in this Agreement), controversies, promises, damages, judgments, and demands whatsoever, in law or equity, state, federal or local, against Thorpe that the FPIC Group ever had, now has or hereafter can, shall or may have against Thorpe relating to his employment with the FPIC Group or his separation therefrom, and to the Officer and Director Positions and his resignation therefrom, from the beginning of time to the “Effective Date” as defined in Section 12 of this Agreement.

Notwithstanding anything to the contrary contained in this Agreement, including but not limited to the release provisions of this Section 4, Thorpe’s Indemnification Agreement dated November 6, 1999, and the provisions of Section 4(h) of the Employment Agreement shall remain in full force and effect.

5.  Compensation and Benefits. Following the termination of the Employment Agreement as of the “Effective Date” as defined in Section 12 of this Agreement, and following the Separation Date through March 31, 2007 (the “Compensation Termination Date”), Thorpe will continue to receive (i) a salary at the rate of $350,000 per annum, payable in the same manner as immediately prior to the date of this Agreement, (ii) annual Employee Incentive Compensation in respect of the calendar year 2005 (but not in respect of the calendar year 2006 or any portion thereof), payable in accordance with the FPIC Group’s existing policy, and (iii) all benefits described in Section 6 of this Agreement; provided, however, that if after the Separation Date the Parent is unable to continue to provide such benefits to Thorpe at substantially the same cost it would incur were Thorpe still employed by the Parent (the “Benefit Cost”), the Parent shall have the right to pay Thorpe the Benefit Cost of such benefits in lieu of continuing to provide such benefits to Thorpe. It is further provided, however, that if Thorpe directly or indirectly engages in or acts as an executive of or consultant for any trade or occupation that is in competition with the FPIC Group, such salary and benefits shall thereupon terminate.

6.  Benefits. The “benefits” referred to in Section 5 of this Agreement shall mean: (i) a continuation of the existing monthly automobile allowance and automobile expense reimbursements currently received by Thorpe; (ii) health and dental benefits (substantially as provided under the Employment Agreement), provided as COBRA continuation coverage after the Separation Date; (iii) life, short term disability and long term disability insurance, substantially as provided under the Employment Agreement; (iv) Deerwood Country Club dues ($387.49 per month), substantially as provided under the Employment Agreement, plus a lump sum payment (up to $10,000) on the Compensation Termination Date equal to the balance at such date of the currently amortizing capital assessment; (v) office cell phone benefits (substantially as provided under the Employment Agreement); and (vi) continuation (by contribution, substantially as under the Employment Agreement, or payment at approximately the same time of amounts that would have been contributed under the Employment Agreement) with respect to the FPIC Insurance Group, Inc. Defined Benefit Pension Plan; the Florida Physicians Insurance Company Excess Benefit Plan; the FPIC Insurance Group, Inc. Defined Contribution (and Profit Sharing) Plan and the FPIC Insurance Group, Inc. Deferred Compensation Plan.

7.  Officer and Director Indemnification. The FPIC Group will not change its currently existing indemnification protections in a way that would adversely affect Thorpe more than then active officers and directors except to the extent required by law, regulation or rules of applicable stock trading markets.

8.  Death of Employee. This Agreement shall terminate on the date of Thorpe’s death, and the Parent shall pay, in a lump sum, to the estate or personal representative of Thorpe the unpaid balance of Thorpe’s annual salary, together with all other accrued benefits under Section 6 of this Agreement to the date of death.

9.  Return of Property. On or before the Separation Date, Thorpe shall turn over to the FPIC Group all of the FPIC Group’s property, both tangible and intangible.

10.  Non-Disparagement. Except as may be compelled by a court of law, neither party shall take any action (including, without limitation, the making of any oral or written statement) that damages the reputation of the other.

11.  Thorpe’s Legal Fees. The Parent shall pay or reimburse Thorpe for his attorneys’ fees payable to Smith, Hulsey & Busey (up to $6,000 in the aggregate), with an IRS form 1099 issued to Smith, Hulsey & Busey with respect thereto.

12.  Effective Date. Thorpe acknowledges that he has been offered the opportunity to consider this Agreement for twenty-one (21) days, until January 4, 2006, before executing it, although Thorpe may accept it by execution at any time within such twenty-one (21) day period. In addition, Thorpe may revoke this Agreement in writing by sending notice of revocation to FPIC Insurance Group, Inc., 225 Water Street, Suite 1400, Jacksonville, FL 32202, Attention: John Byers, President, within seven calendar days following its execution by Thorpe. This Agreement shall become effective at the close of business seven days after its execution by Thorpe (the “Effective Date”). Thorpe’s revocation of this Agreement prior to the Effective Date shall not be considered or be a revocation of his resignation from Officer and Director Positions as provided in this Agreement. In the event of such revocation, Thorpe will be deemed to have given a 90 day notice in accordance with Section 1 (b) of the Employment Agreement terminating his employment as provided therein effective March 31, 2006; however, Thorpe will remain a non-officer employee from January 1, 2006, through March 31, 2006.

13.  Counterparts. This Agreement may be executed in any number of separate counterparts, all of which taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as set forth below.

FPIC INSURANCE GROUP, INC.

By:	/s/ John R. Byers
John R. Byers
President

By:	/s/ Kim D. Thorpe
Kim D. Thorpe
Date of Execution: December 14, 2005